Exhibit 99.1

Epoch Biosciences Approved for Transfer to Nasdaq SmallCap Market

BOTHELL, WA, February 3, 2003 — Epoch Biosciences, Inc. (Nasdaq: EBIO), a provider of proprietary products that accelerate genomic analysis, announced that Nasdaq has approved Epoch’s request to transfer its common stock to the Nasdaq SmallCap Market effective at the opening of business on February 4, 2003. The company’s common stock will continue to be traded under the symbol “EBIO”.

William G. Gerber, chief executive officer, stated, “The transfer to the Nasdaq SmallCap Market allows our investors and market makers to continue to trade through a recognized and efficient market. We’re pleased to get this voluntary transfer behind us and move ahead with executing our business objectives.”

The company met all the requirements of the Nasdaq National Market except for the new $10 million minimum stockholders’ equity standard under Marketplace Rule 4450(a)(3).

About Epoch Biosciences

Epoch Biosciences develops proprietary products with commercial applications in the genomics and molecular diagnostics fields. Epoch’s technology has numerous applications including the detection of inherited diseases and single nucleotide polymorphisms (SNPs) to identify individuals at risk for disease or adverse drug reactions. The Company’s chemical reagents enhance the performance of genetic analysis procedures, and are compatible with the majority of DNA analysis systems currently employed or under development for research and diagnostic uses. The Company licenses its chemistries to leading genomics companies for incorporation in their systems and distribution to end-users. Epoch also manufactures and sells specialty oligonucleotides and genetic detection systems employing its proprietary chemistry. Information about Epoch is available at www.epochbio.com.

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